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                                 EXHIBIT (12)
                                PS GROUP, INC.
                             COMPUTATION OF RATIOS



     The debt to equity ratios set forth on page 1 of the Company's 1994 Annual Report to Stockholders are derived by dividing stockholders' equity into total debt for each year.